EXHIBIT 10.18(b)

First Amendment to
The Delta Air Lines, Inc. 2017 Management Incentive Plan
Section 2 of the Delta Air Lines, Inc. 2017 Management Incentive Plan is amended by adding the following new subsection (d) to the end thereof:
“(d)    Notwithstanding any provision of the 2017 MIP or the Performance Compensation Plan to the contrary, the minimum amount of total MIP Awards payable to eligible Participants (the “Minimum Amount”) may be fixed by the Committee (or its delegate) on or prior to December 31, 2017, but in no event earlier than December 1, 2017. Once so determined by the Committee (or its delegate), the Minimum Amount shall not be further reduced or eliminated at any time thereafter. Any portion of the Minimum Amount allocated to such Participants that may be forfeited pursuant to the terms of the 2017 MIP shall be reallocated among the other eligible Participants.”

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